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                                                                   EXHIBIT 10.64

                          SYMANTEC CORPORATION FY 2001
                     PRESIDENT AND CEO ANNUAL INCENTIVE PLAN


This document defines the Annual Incentive Plan (AIP) for Symantec's President and Chief Executive Officer. The objective for FY 2001 is to achieve planned earnings per share of $2.60 (before amortization of goodwill and other charges) and revenue growth of 20% over FY 2000. The purpose of this plan is to provide critical focus on these goals and to provide incentive compensation upon their attainment.


PLAN SUMMARY

The target incentive for this executive position is 100% of annual base salary. The incentive will be paid once annually, and the upside is uncapped. Assuming the company is on target for meeting its financial objectives, this year an interim payment will be made at the end of six months.


PLAN GUIDELINES FOR FY 2001

1. The Board of Directors reserves the right to alter or cancel any or all such Plans for any reason at any time. Any payments made under this plan are at the sole discretion of the Board of Directors.

2. Participation in the plan for FY 2001 does not guarantee participation in future incentive plans. Plan structures and participation will be determined on a year to year basis and are guidelines only.

3. This plan supersedes any previous incentive or bonus plan that may have been in existence. Those plans are null and void with the issuance of this plan for FY 2001.

4. Annual base salary will be reviewed and established at beginning of the fiscal year.

5. The AIP calculation will be based on all eligible base salary earnings for the year, and will be prorated based on the number of weeks of participation.



6. Plan participant must be regular full-time employee at the end of the fiscal year in order to participate. If the company grants the interim payment, the participant must be a regular full time employee at the end of that performance period in order to receive such payment. A plan participant who leaves before the end of the fiscal year will not receive the end of fiscal year payment under the Plan.

7. In the event of an acquisition or purchase of products or technology, the Revenue Growth and Earnings per Share numbers will be adjusted to reflect the change and are to be approved by the Compensation Committee of the Board of Directors. One-time charges will be documented clearly and components of the one time charge will be spelled out prior to approval.

8. Payment will be made within six weeks of the financial close of each performance period.



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                          SYMANTEC CORPORATION FY 2001
                     PRESIDENT AND CEO ANNUAL INCENTIVE PLAN

PLAN COMPONENTS

Two metrics will determine the annual bonus: 1) REVENUE GROWTH and 2) EARNINGS PER SHARE (BEFORE AMORTIZATION OF GOODWILL AND OTHER TRANSACTION CHARGES) for FY 2001. Revenue Growth will determine 70% of the AIP payout, while Earnings per Share will determine the remaining 30%. Additionally, the upside payout potential will be uncapped for greater than 100% of planned financial performance.

A threshold of 50% must be exceeded for each respective metric before that metric's portion of the annual bonus will be paid. There is an additional incentive for achieving more than 100% of each metric.

Payouts at various levels of corporate performance will be set by the Management Committee and approved by the Board of Directors by the beginning of each fiscal year.